SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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       Commission Only (as permitted
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QUANTUM CORPORATION
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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QUANTUM CORPORATION

______________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
______________________

TO BE HELD ON
August 28, 2006

     TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Quantum Corporation (the “Company” or “Quantum”), a Delaware corporation, will be held on Monday, August 28, 2006 at 9:00 a.m., Pacific Daylight Time, at Quantum’s corporate headquarters at 1650 Technology Drive, San Jose, CA 95110, for the following purposes:

1.	To elect eight directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on June 30, 2006 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to vote, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously returned a proxy.

By Order of the Board of Directors,

Shawn D. Hall
Vice President, General Counsel and Secretary

San Jose, California
July 11, 2006

QUANTUM CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of Quantum Corporation (the “Company” or “Quantum”) for use at the Annual Meeting of Stockholders to be held August 28, 2006 at 9:00 a.m., Pacific Daylight Time, or at any adjournment or postponement thereof (the “Annual Meeting” or “Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters at 1650 Technology Drive, San Jose, CA 95110. The Company’s telephone number is (408) 944-4000 and the Internet address for its website is http://www.quantum.com.

     These proxy solicitation materials were mailed on or about July 11, 2006 to all stockholders entitled to notice of and to vote at the Meeting. A copy of the Company’s Annual Report to Stockholders for the year ended March 31, 2006 (“Fiscal 2006”), including financial statements, was sent to the stockholders of the Company prior to or concurrently with this Proxy Statement.

Record Date; Outstanding Shares

     Stockholders of record at the close of business on June 30, 2006 (the “Record Date”) are entitled to notice of and to vote at the Meeting. At the Record Date, 188,984,708 shares of the Company’s Common Stock, $0.01 par value (the “Common Stock”), were issued and outstanding. The closing price of the Common Stock on the Record Date, as reported by the New York Stock Exchange, was $2.62 per share.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company (currently Shawn D. Hall) at or before the taking of the vote at the Meeting, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy must be delivered to the Secretary of the Company, or hand delivered to the Secretary of the Company at or before the taking of the vote at the Meeting.

Voting and Solicitation

     Each share of Common Stock has one vote, as provided in the Company’s Amended and Restated Certificate of Incorporation. Accordingly, a total of 188,984,708 votes may be cast at the Meeting. Holders of Common Stock vote together as a single class on all matters covered by this Proxy Statement. For voting with respect to the election of directors, stockholders may cumulate their votes. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of Common Stock, and there are eight directors to be elected at the Annual Meeting, you could allocate 800 "FOR" votes (eight times one-hundred) among as few or as many of the eight nominees to be voted on at the Meeting as you choose. See “PROPOSAL ONE — ELECTION OF DIRECTORS — REQUIRED VOTE.”

     The cost of soliciting proxies will be borne by the Company. The Company has not retained the services of a solicitor. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, email or otherwise.

Stockholder Proposals (Other than for Nominees to the Board of Directors)

     Proposals of stockholders of the Company which are to be presented at the Company’s annual meeting of stockholders for the year ended March 31, 2007 must be received by the Secretary of the Company no later than March 29, 2007 to be considered for inclusion in the proxy materials relating to that meeting.

     Alternatively, under the Company’s Bylaws, a proposal that the stockholder does not seek to include in the Company’s proxy materials for the 2007 annual meeting must be received by the Secretary of the Company not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The stockholder’s submission must include the information specified in the Company’s Bylaws.

     Proposals not meeting the requirements of the preceding paragraph will not be entertained at the 2007 annual meeting. Stockholders should contact the Secretary of the Company in writing at 1650 Technology Drive, Suite 700, San Jose CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

     The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter (other than stockholder proposals relating to nominees to the Board of Directors) properly brought before the Annual Meeting.

Stockholder Proposals (for Nominees to the Board of Directors)

     Nominations of persons for election to the Board of Directors of the Company may be made by a stockholder of the Company entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in the Company’s Bylaws. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than twenty (20) days nor more than sixty (60) days prior to the meeting. The stockholder’s submission must include the information specified in the Company’s Bylaws.

     Proposals not meeting the requirements of the preceding paragraph will not be entertained at the 2007 annual meeting. Stockholders should contact the Secretary of the Company in writing at 1650 Technology Drive, Suite 700, San Jose CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

     The Company has not been notified by any stockholder of his or her intent to present any stockholder proposals for nominees to the Board of Directors from the floor at this year’s Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

     A majority of the shares of Common Stock issued and outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting.

     While there is no definite statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares entitled to vote at the Annual Meeting (“Votes Cast”) with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     Broker non-votes (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast. Thus, a broker non-vote will make a quorum more readily attainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s Section 16 officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Such executive officers, directors and greater than ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such reports received by the Company, or on written representations from certain reporting persons, the Company believes that all filing requirements were met during Fiscal 2006.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

     There are eight nominees for election to the Company’s Board of Directors this year. All of the nominees are currently serving on the Company’s Board. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. Each nominee has consented to be named as a nominee in the Proxy Statement and to serve as a director if elected. In the event that additional persons are nominated at the time of the Annual Meeting, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will ensure the election of as many of the nominees listed below as possible (or, if new nominees have been designated by the Board, in such a manner as to elect such nominees). In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxy holders. The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of the Company.

     The Board’s key roles include, but are not limited to: (i) the selection and evaluation of the Company’s Chief Executive Officer (“CEO”), and overseeing CEO succession planning; (ii) advising the CEO and management on the Company’s fundamental strategies; (iii) reviewing and approving the CEO’s objectives; (iv) approving acquisitions, divestitures and other fundamental corporate actions; (v) advising the CEO on the performance of senior management, and fundamental organizational changes, including succession planning; and (vi) approving the annual operating financial plan.

     The names of the nominees and certain information about them as of June 1, 2006, are set forth below.

		Director
Name of Nominee	Age	Since	Principal Occupation Since

Richard E. Belluzzo	52	2002	Chief Executive Officer of Quantum, 2002 Chairman of the Board of Quantum, 2003
Michael A. Brown	47	1995	Chairman of the board of Line 6, 2005 Former Chairman of Quantum, 2003
Thomas S. Buchsbaum†	56	2005	Independent Consultant, 2005
Alan L. Earhart*	62	2003	Independent Consultant, 2001
Edward M. Esber, Jr.*+ †	53	1988	Chairman and President of The Esber Group, 1991
Elizabeth A. Fetter+	47	2005	Director and Consultant, 2005
John M. Partridge+	57	2005	President and Chief Executive Officer of Inovant, 1999
Steven C. Wheelwright*†	62	2004	Professor and University Administrator, 1970

* Member of Audit Committee.

+ Member of Leadership and Compensation Committee.

† Member of the Corporate Governance and Nominating Committee.

     Except as set forth below, each of the nominees has been engaged in his or her principal occupation described above during the past five years. There are no family relationships between any directors or executive officers of the Company.

     Mr. Richard E. Belluzzo has been Chief Executive Officer since joining the Company in September 2002 and Chairman of the Board since July 2003. Before joining Quantum, from September 1999 to May 2002, Mr. Belluzzo held senior management positions with Microsoft Corp., most recently President and Chief Operating Officer. Prior to Microsoft, from January 1998 to September 1999, Mr. Belluzzo was Chief Executive Officer of Silicon Graphics, Inc. Before his tenure at Silicon Graphics, from 1975 to January 1998, Mr. Belluzzo was with Hewlett-Packard, most recently as Executive Vice President of the computer organization. Currently Mr. Belluzzo is a member of the board of directors of PMC-Sierra and JDS Uniphase, and is a member of the board of trustees for Golden Gate University.

     Mr. Michael A. Brown served as Chief Executive Officer of Quantum from September 1995 to September 2002 and as Chairman of its Board of Directors from May 1998 to July 2003. From 1993 to September 1995, he was President of the Company’s desktop group, from 1992 to 1993 he was Chief Operating Officer responsible for the Company’s hard disk drive business, and from 1984 to 1992 he held various marketing position with the Company. Mr. Brown also serves as Chairman of the board of directors of Line 6 and on the boards of EqualLogic, Nektar Therapeutics and Symantec Corporation.

     Mr. Thomas S. Buchsbaum has been an independent consultant since March 2005. Prior to that, Mr. Buchsbaum served as vice president of the U.S. Federal Business Segment, as well as vice president and general manager of the K12 and Higher Education customer segments of Dell, Inc. from March 1997 to March 2005. Before Dell, Mr. Buchsbaum spent ten years at Zenith Data Systems, a computer manufacturing company, until February 1997, where he was general manager for the federal systems business unit and general manager of the state and local government and education segments. Mr. Buchsbaum served as a director on the board and compensation committee of Group 1 Software, an application software provider, from 1989 to 2004. Mr. Buchsbaum also serves as an advisor to the board of Dick Blick Holdings and is a member of the Advisory Board of Augmentix Corp. Mr. Buchsbaum is a member of the Company’s Corporate Governance and Nominating Committee.

     Mr. Alan L. Earhart has been an independent consultant since 2001. From 1970 to 2001, Mr. Earhart held a variety of positions with Coopers & Lybrand and its successor entity, Pricewaterhouse Coopers LLP, an accounting and consulting firm, including most recently as the Managing Partner for Pricewaterhouse Coopers’ Silicon Valley office. Mr. Earhart also serves on the board of directors and as Chairman of the audit committees of Foundry Networks and of Monolithic Power Systems, Inc. and on the Board of Directors and the audit committee of Network Appliance. Mr. Earhart is the Chairman of Quantum’s Audit Committee.

     Mr. Edward M. Esber Jr. has served as Chairman and President of The Esber Group, a strategy consulting firm, since February 1991. Mr. Esber has also been an angel investor in The Angels Forum since 1997. Mr. Esber is Chairman of the Company’s Leadership and Compensation Committee and a member of the Company’s Corporate Governance and Nominating Committee and of the Company’s Audit Committee.

     Ms. Elizabeth A. Fetter served as president and CEO of QRS Corp., a retail supply chain software and services company, from October 2001 to November 2004. Prior to joining QRS in 2001, Ms. Fetter was president and CEO of NorthPoint Communications, a broadband services company from March 1999 to April 2001 and vice president and general manager of the Consumer Services Group at US West (now Qwest), a telecommunications company, from January 1998 to March 1999. Before US West, she was an officer at SBC/Pacific Bell, where she held a number of senior leadership positions. Ms. Fetter also serves on the boards of Symmetricom, Berbee Inc. (a privately held company) and several non-profit organizations. Ms. Fetter is a member of the Company’s Leadership and Compensation Committee.

     Mr. John M. Partridge has served as President and Chief Executive Officer of Inovant, a transaction processing company and a wholly owned subsidiary of Visa, since October 1999. Prior to that, from March 1998 to August 1999, he was Senior Vice President of Program Management and Chief Information Officer for UNUM Corporation, a disability insurance company. Before UNUM, he worked for Banco de Credito del Peru from August 1983 to March 1998 and Wells Fargo Bank from April 1974 to July 1983. Mr. Partridge also serves on the board of directors of Inovant and Delta Dental. Mr. Partridge is a member of the Company’s Leadership and Compensation Committee.

     Mr. Steven C. Wheelwright has been a Professor at Harvard Business School since July 1970 and Senior Associate Dean at Harvard Business School since July 2003 and from September 1995 to June 2000. From July 1979 to June 1988, Mr. Wheelwright was a professor at the Stanford Graduate School of Business. Outside of his academic career, Mr. Wheelwright was Vice President of Sales in a family-owned printing business from July 1973 to June 1974 and a consultant to numerous companies from July 1970 to June 2000. He previously served on Quantum's board of directors from 1989 to 2000. He also serves on the board of directors of Zions BanCorp. and is chairman of the board of Harvard Business School Publishing. Mr.

Wheelwright is Chairman of the Company’s Corporate Governance and Nominating Committee, a member of the Company’s Audit Committee, and the Company’s lead independent director.

Board Independence

     Quantum's Corporate Governance Principles provide that a majority of the Board shall consist of independent directors. The Board has determined that each of the director nominees standing for election, except for Richard E. Belluzzo and Michael A. Brown, and each member of each Board Committee, has no material relationship with Quantum (either directly or as a partner, shareholder or officer of an organization that has a relationship with Quantum) and is independent within the meaning of Quantum’s director independence standards. These standards reflect all applicable regulations, including the rules of the New York Stock Exchange and the Securities and Exchange Commission.

Board Meetings and Committees

     The Board of Directors of the Company held a total of six (6) meetings during Fiscal 2006. In addition, in Fiscal 2006, the non-management directors held four (4) meetings without management present. During Fiscal 2006, no director attended fewer than 75% of the meetings of the Board and the meetings of committees, if any, upon which such director served. All of our directors are expected to attend each meeting of the Board and the committees on which they serve and are encouraged to attend annual stockholder meetings, to the extent reasonably possible. All of our directors who were elected at our 2005 Annual Meeting, except for Mr. Esber, attended our 2005 Annual Meeting.

     The Company has an Audit Committee, Leadership and Compensation Committee, and Corporate Governance and Nominating Committee. Steven Wheelwright is the Company’s lead independent director and as such presides at the non-management directors’ meetings.

     The Audit Committee of the Board currently consists of Mr. Earhart, Chairman of the Committee, Mr. Esber and Mr. Wheelwright, all of whom are independent directors and financially literate, as defined in the applicable New York Stock Exchange listing standards and SEC rules and regulations. In addition to serving as a Chairman of the Company’s Audit Committee, Mr. Earhart also serves as a member of the audit committees of Foundry Networks, Monolithic Power Systems and Network Appliance, all of which are public companies. Mr. Earhart has informed the Board that aside from his service on these four audit committees, his professional endeavors include only occasional consulting services with respect to financial and accounting matters. The Board believes that Mr. Earhart’s simultaneous service on the audit committees of several public companies may help provide valuable perspective on potential financial and accounting matters and other issues that may arise, including with respect to corporate governance best practices. After discussion with Mr. Earhart concerning his service on the Company’s Audit Committee and competing demands on his time, the Board has determined that Mr. Earhart’s simultaneous service on the audit committees of three other public companies does not impair his ability to effectively serve on the Company’s Audit Committee. The Audit Committee, which generally meets at least twice per quarter, once prior to quarterly earnings releases and again prior to the filing of the Company’s quarterly and annual financial statements, appoints the Company’s independent registered public accounting firm and is responsible for approving the services performed by the Company’s independent registered public accounting firm and for reviewing and evaluating the Company’s accounting principles and its systems of internal accounting controls. At each meeting, the Audit Committee first meets with Company management and the Company’s independent registered public accounting firm in order to review financial results and conduct other appropriate business. Then, the Audit Committee typically meets with the Company’s independent registered public accounting firm, without the presence of management. The Audit Committee held a total of nine (9) meetings during Fiscal 2006.

     The Leadership and Compensation Committee of the Board is currently composed of Mr. Esber, Chairman of the Committee, Ms. Fetter and Mr. Partridge, all of whom are independent directors, as defined in the applicable New York Stock Exchange listing standards. The Leadership and Compensation Committee generally meets in conjunction with Board meetings and at other times as deemed necessary by the Committee or the Board. The Company’s lead independent director, Mr. Wheelwright, typically attends the Committee meetings. The Committee's primary mission is to ensure the Company provides and designs appropriate leadership and compensation programs to enable the successful execution of its corporate strategy and objectives and to ensure the Company's programs and practices are competitive and consistent with corporate governance best practices. The Committee has responsibility for reviewing the Company's strategy and practices relating to the attraction, retention, development, performance and succession of its leadership team. The Committee also has responsibility for approving all compensation packages for the Company’s Section 16 officers, including the CEO. The Leadership and Compensation Committee held a total of six (6) meetings during Fiscal 2006.

     The Corporate Governance and Nominating Committee is currently composed of Mr. Wheelwright, Chairman of the Committee, Mr. Buchsbaum and Mr. Esber, all of whom are independent directors, as defined in the applicable New York Stock Exchange listing standards. The Corporate Governance and Nominating Committee, which meets at least twice annually, assists the Board by identifying and recommending prospective director nominees, develops corporate governance principles for Quantum and advises the Board on corporate governance matters, advises the Board regarding Board composition, procedures and committees, recommends to the Board a lead independent director, oversees the evaluation of the Board, and considers questions of possible conflicts of interest of Board members and of senior executives. The Corporate Governance and Nominating Committee will consider nominees recommended by stockholders pursuant to the procedures outlined in the Company’s Bylaws and as set forth below. The Corporate Governance and Nominating Committee held three (3) meetings during Fiscal 2006.

     Each of our committees is governed by a written charter, copies of which are posted on our website. The Internet address for our website is http://www.quantum.com, where the charters may be found by clicking “Investors” from the home page and selecting “Corporate Governance.” A free printed copy of the charters also is available to any stockholder who requests it from Quantum’s Investor Relations Department at the address stated below in the Section of this Proxy Statement entitled “Communicating with the Company” or who submits an online request by visiting the Company’s website at http://www.quantum.com, where the request form may be found by clicking “Investors” from the home page and selecting “Contact Investor Relations.”

     COMMUNICATING WITH THE COMPANY

Consideration of Director Nominees

Stockholder Recommendations and Nominations

Recommendations

     It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board from stockholders. A stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to Quantum Corporation, attention: Company Secretary, 1650 Technology Drive, Suite 700, San Jose, CA 95110. The letter must include the candidate’s name, contact information, detailed biographical data, relevant qualifications (in light of Quantum’s established director considerations, as described below), information regarding any relationships between the candidate and Quantum, a statement from the recommending stockholder in support of the candidate, references, and a written indication by the candidate of her or his willingness to serve, if elected.

Nominations

     A stockholder that desires to nominate a person directly for election to the Board must meet the deadlines and other requirements set forth in Section 2.5 of Quantum’s Bylaws, and the rules and regulations of the Securities and Exchange Commission. Quantum’s Bylaws can be found on our website. The Internet address for our website is http://www.quantum.com, where the Bylaws may be found by clicking “Investors” from the home page and then selecting “Corporate Governance.”

Identifying and Evaluating Nominees for Director

     The Corporate Governance and Nominating Committee uses the following procedures to identify and evaluate individuals recommended or offered for nomination to the Board:

  The Committee regularly reviews the current composition and size of the Board.

  The Committee annually evaluates the performance of the Board as a whole and the performance and qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders.

  In evaluating and identifying candidates, the Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

  The Committee reviews the qualifications of any candidate who has been properly recommended or nominated by a stockholder, as well as any candidate who has been identified by management, individual members of the Board or, if the Committee determines, a search firm. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper, including the retention of third parties to review potential candidates.

  The Committee will evaluate each candidate in light of the general and specific considerations that follow. The Committee evaluates all nominees, whether or not recommended by a stockholder, in the same manner, as described in this Proxy Statement.

  After reviewing and considering all candidates presented to the Committee, the Committee will recommend a slate of director nominees to be approved by the full Board.

  The Committee will endeavor to promptly notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to the Board.

General Considerations

     A candidate will be considered in the context of the current perceived needs of the Board as a whole. Generally, the Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Specific Considerations

     Specific considerations include the following:

  The current size and composition of the Board, and the needs of the Board and its committees.

  Previous experience serving on a public company board, or as a member of the senior management of a public company.

  The possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board's ability to manage and direct the affairs and business of the Company.

  Key personal characteristics such as strategic thinking, objectivity, independent judgment, integrity, intellect, and the courage to speak out and actively participate in meetings.

  Knowledge of, and familiarity with, information technology.

  The absence of conflicts of interest with the Company’s business.

  A willingness to devote a sufficient amount of time to carry out his or her duties and responsibilities effectively, including a commitment to serve on a committee.

  Whether the candidate is committed to serve on the Board for an extended period of time.

  Diversity of thinking or background.

  Such other factors as the Committee may consider appropriate.

     The Company believes that all of the nominees for election to our Board meet the general and specific considerations outlined above.

     All of the nominees for election to our Board have previously served as Quantum directors.

Communications to the Board

     Stockholders may contact any of our directors by writing to them c/o Quantum Corporation, attention: Company Secretary, 1650 Technology Drive, Suite 700, San Jose, CA 95110, or by email at BoardofDirectors@Quantum.com. Stockholders and employees who wish to contact the Board or any member of the Audit Committee to report questionable accounting or auditing matters may do so anonymously by using the address above and designating the communication as “confidential.” Alternatively, concerns may be reported anonymously by phone or via the world-wide-web to the following toll-free phone number or Internet address 1-866-ETHICSP (1-866-384-4277); www.ethicspoint.com. These resources are operated by Ethicspoint, an external third-party vendor that has trained professionals to take calls, in confidence, and to report concerns to the appropriate persons for proper handling. Communications raising safety, security or privacy concerns, or that otherwise relate to improper activities will be addressed in an appropriate manner.

Director Compensation

     During Fiscal 2006, each director who was not an employee of the Company (each, a “Non-Management Director”) received a base annual retainer of $42,000, plus an additional annual retainer of $7,500 for each committee on which such director served as a member. The aggregate retainer is paid 75% in cash and 25% in restricted stock. The restricted stock vests 50% upon grant and 50% after one year from the grant date provided that the director continues to be a member of Quantum’s Board at that time. No per-meeting fees are paid. In addition, the Chairman of each Board Committee and the lead independent director received the following annual retainers, all of which were paid in cash: $10,000 for the Chairman of the Audit Committee and for the lead independent director and $7,500 for the Chairman of the Leadership and Compensation Committee and for the Chairman of the Governance and Nominating Committee.

     Options and restricted stock are granted to Non-Management Directors under the 2003 Nonemployee Director Equity Incentive Plan (“Director Plan”), which was approved by the Company’s stockholders at the 2003 annual meeting of Stockholders. The Board, in its discretion, selects Non-Management Directors to whom options may be granted, the time or times at which such options may be granted, the number of shares subject to each grant and the period over which such options become exercisable. During Fiscal 2006, Michael A. Brown, Alan L. Earhart, Edward M. Esber, Jr., and Steven C. Wheelwright each received an option to purchase 18,750 shares of Common Stock. Mary Agnes Wilderotter, who left the Company’s Board in Fiscal 2006, also received an option to purchase 18,750 shares of Common Stock. John M. Partridge, who joined the Board in February 2005, received an option to purchase 9,375 shares of Common Stock. All options were granted at an exercise price of $2.89. These options will fully vest on September 1, 2006. In addition, in Fiscal 2006, Quantum granted to each of Elizabeth A. Fetter and Thomas S. Buchsbaum, both of whom joined the Board in that fiscal year, an option to purchase 45,000 shares of Common Stock at the following exercise prices: $2.89 for Ms. Fetter’s option and $2.98 for Mr. Buchsbaum’s option. The options granted to Ms. Fetter and Mr. Buchsbaum vest 25% approximately one year after they are granted. Thereafter, the remaining options vest 1/36th per month over the next three years. All options granted to Non-Management Directors in Fiscal 2006 contain the following terms: (i) the exercise price per share of Common Stock was 100% of the fair market value of the Company’s Common Stock on the date the option was granted; (ii) the options expire seven years after the date of grant; and (iii) the option may be exercised only while the director remains a director or within 12 months after the date the director ceases to be a director of the Company, or such longer period as may be determined by the administrator of the Director Plan. On November 14, 2005, the Leadership and Compensation approved an amendment to each existing Board member stock option grant with a grant price greater than the closing price of Quantum’s stock on November 14, 2005 of $2.98 so that it terminates 12 months following termination of Board service rather than 90 days following such termination, which had traditionally been the post-termination exercise period. Board member stock option grants with grant prices less than $2.98 were not amended and continue to terminate 90 days following the termination of Board service.

     The Board generally may amend or terminate the Director Plan at any time and for any reason, except that the Board will obtain stockholder approval for material amendments to such plan, as required by the rules of the New York Stock Exchange.

     Employee directors are not compensated for their service on the Board or on committees of the Board.

Leadership and Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     The members of the Company’s Leadership and Compensation Committee are Edward M. Esber, Jr., Chairman of the Committee, Elizabeth A. Fetter and John M. Partridge. No member of the Leadership and Compensation Committee is currently, nor has any been at any time since the formation of the Company, an officer or employee of the Company or any of its subsidiaries. Likewise, no member of the Leadership and Compensation Committee has entered into a transaction, or series of similar transactions, in which they will have a direct or indirect material interest adverse to the Company.

Required Vote

     Each stockholder voting in the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled. Alternatively, a stockholder may distribute the stockholder’s votes on the same principle among as many candidates as the stockholder would like, provided that votes cannot be cast for more than eight (8) candidates. However, no stockholder shall be entitled to cumulate votes for a candidate unless such candidate’s name has been properly placed in nomination according to the Company’s Bylaws and notice of the intention to cumulate votes is received at the principal executive offices of the Company at least twenty (20), and no more than sixty (60), days prior to the Annual Meeting. The proxy holders may exercise discretionary authority to cumulate votes and to allocate such votes among management’s nominees in the event that additional persons are nominated at the Annual Meeting for election of directors.

     If a quorum is present and voting, the eight nominees for director receiving the highest number of votes will be elected to the Board. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. See “Quorum; Abstentions; Broker Non-Votes.”

MANAGEMENT RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending March 31, 2007. The Board recommends that stockholders vote for ratification of such appointment. In the event of a vote against such ratification, the Board of Directors will reconsider its selection. A representative of Ernst & Young LLP is expected to be available at the Annual Meeting with the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions. The affirmative vote of a majority of the Votes Cast is required to ratify the appointment of Ernst & Young LLP.

MANAGEMENT RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2007.

EXECUTIVE COMPENSATION

Summary Compensation

     The following table shows, as to any person serving as Chief Executive Officer during Fiscal 2006 and each of the four other most highly compensated executive officers (the “Named Executive Officers”), information concerning compensation paid for services to the Company in all capacities during Fiscal 2006, as well as the total compensation paid to each such individual for the Company’s previous two fiscal years.

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long-Term Compensation (1)

					Other		Restricted		Securities
					Annual		Stock		Underlying	All Other Compensation
	Fiscal	Salary			Compensation		Awards		Options/SARs
Name and Principal Position	Year	($)		Bonus ($)	($)(2)		($)(3)		(#)	($)(4)

Richard E. Belluzzo	2006	648,269		—	—		—		—	7,115
Chief Executive Officer and	2005	597,692		250,000	—		81,900	(6)	—	5,977
Chairman of the Board(*)	2004	600,000		—	89,093	(5)	—		2,000,000	1,615

Anthony E. Carrozza	2006	315,000		—	78,314	(7)	61,838	(10)	262,500	5,900
Senior Vice President of	2005	313,788		10,000	150,866	(8)	73,711	(11)	52,500	6,370
Worldwide Sales	2004	315,000		—	138,327	(9)	—		100,000	5,810

Edward J. Hayes, Jr.	2006	350,004		20,000	—		24,735	(12)	325,000	7,069
Executive Vice President and Chief	2005	269,234		10,000	—		296,000	(13)	400,000	3,431
Financial Officer(**)	2004	—		—	—		—		—	—

Howard L. Matthews, III	2006	280,003		—	1,013,956	(15)	261,000	(17)	1,500,000	4,906
President and Chief Operating	2005	37,019	(14)	—	485,072	(16)	—		—	—
Officer(***)	2004	—		—	—		—		—	—

Jim L. Wold	2006	264,615		—	78,699	(18)	61,838	(20)	462,500	2,869
Senior Vice President, Removable	2005	46,723		—	196,834	(19)	28,875	(21)	127,500	—
Storage and Automation(****)	2004	—		—	—		—		—	—
____________________

(*)	The amounts listed in the table reflect compensation paid to Mr. Belluzzo as Chief Executive Officer.
(**)	Mr. Hayes, Jr. has been Executive Vice President and Chief Financial Officer of the Company since July 2004.
(***)	Mr. Howard Matthews, III became the Company’s President and Chief Operating Officer on June 1, 2005.
(****)	Mr. Wold has been the Company’s Senior Vice President, Removable Storage and Automation since January 2005.

(1)	The Company has not granted any stock appreciation rights and does not have any long-term incentive plans, as that term is defined in regulations promulgated by the SEC.

(2)

Other annual compensation in the form of perquisites and other personal benefits, securities or property has been omitted in those cases where the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total annual salary and bonus reported for such executive officer.

(3)	The restricted stock values set forth in the table are calculated as of the grant date while the footnotes to the numbers listed in the table give a value as of March 31, 2006.

(4)	Represents 401(k) plan matching contributions.

(5)	$62,288 represents reimbursement for relocation expenses and $26,805 represents reimbursement for tax liabilities in connection with reimbursement for these relocation expenses.

(6)

Represents 35,000 shares of restricted stock, all of which vested on July 1, 2005. Based on the stock price on March 31, 2006, the value of the aggregate restricted stock holdings was $130,550. No dividends were paid on the restricted stock holdings and Quantum currently does not expect to pay any dividends on such restricted stock holdings in the future.

(7)	Represents sales commissions.

(8)

$100,866 represents sales commissions and $50,000 represents loan forgiveness pursuant to the terms of a forgivable loan granted to Mr. Carrozza on May 18, 2000. The loan was in the amount of $200,000, forgivable over four years, and accrued interest at an annual rate of 8%.

(9)	$88,327 represents sales commissions and $50,000 represents loan forgiveness pursuant to the terms of the forgivable loan granted to Mr. Carrozza on May 18, 2000. See Note 8.

(10)

Represents 21,250 shares of restricted stock, of which 5,313 shares vested on July 1, 2006, 5,313 shares are scheduled to vest on July 1, 2007 and 5,312 shares are rescheduled to vest on each of July 1, 2008 and July 1, 2009, provided that Mr. Carrozza continues to be employed by Quantum on those future dates. The value of the aggregate restricted stock holdings, calculated as if they were fully vested as of March 31, 2006, was $79,263. No dividends were paid on the restricted stock holdings and Quantum currently does not expect to pay any dividends on such restricted stock holdings in the future.

(11)

Represents, 26,400 shares of restricted stock, of which 3,650 shares vested on April 1, 2005, 5,500 shares vested on July 1, 2005, 10,250 shares vested on January 1, 2006, 3,500 shares vested on July 1, 2006 and 3,500 shares are scheduled to vest on July 1, 2007, provided that Mr. Carrozza continues to be employed by Quantum on that future date. Based on the stock price on March 31, 2006, the value of the aggregate restricted stock holdings was $98,472. No dividends were paid on the restricted stock holdings and Quantum currently does not expect to pay any dividends on such restricted stock holdings in the future.

(12)

Represents 8,500 shares of restricted stock, of which 2,125 shares vested on July 1, 2006 and 2,125 shares are scheduled to vest on each of July 1, 2007, July 1, 2008 and July 1, 2009, provided that Mr. Hayes continues to be employed by Quantum on those future dates. The value of the aggregate restricted stock holdings, calculated as if they were fully vested as of March 31, 2006, was $31,705. No dividends were paid on the restricted stock holdings and Quantum currently does not expect to pay any dividends on such restricted stock holdings in the future.

(13)

Represents 100,000 shares of restricted stock, of which 50,000 shares vested on July 1, 2004 and 25,000 vested on each of July 1, 2005 and July 1, 2006. The value of the aggregate restricted stock holdings, calculated as if they were fully vested as of March 31, 2006, was $373,000. No dividends were paid on the restricted stock holdings and Quantum currently does not expect to pay any dividends on such restricted stock holdings in the future.

(14)	Represents salary payments made by Quantum to Mr. Matthews as a Certance employee after Quantum’s acquisition of Certance LLC.

(15)

$25,000 represents reimbursement for commuting expenses, $825,000 represents severance payments pursuant to the Transaction Bonus and Severance Protection Letter, dated January 4, 2005, between Mr. Matthews and Certance LLC, and $163,956 represents payments for Certance LLC stock options made in connection with Quantum’s acquisition of Certance LLC.

(16)

$75,000 represents severance payments and $410,072 represents a transaction bonus paid to Mr. Matthews pursuant to a Transaction Bonus and Severance Protection Letter, dated January 4, 2005 between Mr. Matthews and Certance LLC.

(17)

Represents 100,000 shares of restricted stock, of which 25,000 vested on June 1, 2006 and 25,000 are scheduled to vest on each of June 1, 2007, June 1, 2008 and June 1, 2009, provided that Mr. Matthews continues to be employed by Quantum on those future dates. The value of the aggregate restricted stock holdings, calculated as if they were fully vested as of March 31, 2006, was $373,000. No dividends were paid on the restricted stock holdings and Quantum currently does not expect to pay any dividends on such restricted stock holdings in the future.

(18)	Represents payments for Certance LLC stock option made in connection with Quantum’s acquisition of Certance LLC.

(19)	Represents a transaction bonus paid to Mr. Wold pursuant to a Transaction Bonus and Severance Protection Letter, dated January 4, 2005 between Mr. Wold and Certance LLC.

(20)

Represents 21,250 shares of restricted stock, of which 5,313 shares vested July 1, 2006, 5,313 shares are scheduled to vest on July 1, 2007 and 5,312 shares are scheduled to vest on each of July 1, 2008 and July 1, 2009, provided that Mr. Wold continues to be employed by Quantum on those future dates. The value of the aggregate restricted stock holdings, calculated as if they were fully vested as of March 31, 2006, was $79,263. No dividends were paid on the restricted stock holdings and Quantum currently does not expect to pay any dividends on such restricted stock holdings in the future.

(21)

Represents 10,500 shares of restricted stock, of which 3,500 shares fully vested on January 25, 2006 and 3,500 shares are scheduled to vest on each of January 25, 2007 and January 25, 2008, provided that Mr. Wold continues to be employed by Quantum on those future dates. The value of the aggregate restricted stock holdings, calculated as if they were fully vested as of March 31, 2006, was $39,165. No dividends were paid on the restricted stock holdings and Quantum currently does not expect to pay any dividends on such restricted stock holdings in the future.

Stock Option Grants and Exercises

     The following tables show, as to each Named Executive Officer, information concerning stock options granted during Fiscal 2006.

OPTION GRANTS IN FISCAL 2006

	Individual Grants

				Expiration
Name	(#)(1)	(2)		Date	5% ($)	10% ($)

Richard E. Belluzzo	—	—	—	—	—	—

Anthony E. Carrozza	200,000	3.33%	$2.62	05/31/2012	213,222	496,861
	62,500	1.04%	$2.92	06/28/2012	74,296	173,141

Edward J. Hayes, Jr.	300,000	4.99%	$2.62	05/31/2012	319,833	745,292
	25,000	0.42%	$2.92	06/28/2012	29,718	69,256

Howard L. Matthews, III	1,500,000	24.97%	$2.62	05/31/2012	1,599,166	3,726,459

Jim L. Wold	400,000	6.66%	$2.62	05/31/2012	426,444	993,722
	62,500	1.04%	$2.92	06/28/2012	74,296	173,141

(1)

The exercise price of each option is determined by the Leadership and Compensation Committee of the Board of Directors and in Fiscal 2006 was not less than 100% of the fair market value of the Common Stock on the date of grant. The options may be exercised only while the optionee provides services to the Company or within such period of time following termination of the optionee’s services to the Company as is determined by the Board. The options for the Named Executive Officers listed above expire approximately seven years from the date of grant and vest monthly over four years beginning at or about the time of grant.

(2)	Based on options to purchase an aggregate of 6,007,929 shares of the Company’s Common Stock granted to employees of the Company in Fiscal 2006, including the Named Executive Officers.

(3)

Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the regulations promulgated by the SEC based on an arbitrarily assumed annualized compound rate of appreciation of the market price of 5% and 10% from the date the option was granted to the end of the option term, less the exercise price. Actual gains, if any, on option exercises are dependent on the future performance of the Common Stock.

     The following table provides information regarding options exercised by Named Executive Officers during Fiscal 2006 and options held by them at fiscal year end.

AGGREGATED OPTION EXERCISES IN FISCAL 2006 AND
FISCAL YEAR-END OPTION VALUES

			Number of Securities
	Shares		Underlying Unexercised		Value of Unexercised In-
	Acquired	Value	Options Held at Fiscal Year-		the-Money Options Held at
	on	Realized	End (#)		Fiscal Year-End ($) (2)
	Exercise
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard E. Belluzzo	—	—	3,277,777	722,223	1,368,888	171,112
Anthony E. Carrozza	—	—	409,061	249,209	208,125	255,050
Edward J. Hayes, Jr.	—	—	227,082	497,918	194,749	469,751
Howard L. Matthews, III	—	—	0	1,500,000	0	1,680,000
Jim L. Wold	—	—	121,040	468,960	129,687	502,763

(1)	Total value realized is calculated based on the fair market value of the Common Stock at the close of business on the date of exercise, less the exercise price.

(2)	Total value of unexercised options is based on $3.74 per share of Common Stock, the fair market value of the Common Stock as of March 31, 2006, less the exercise price.

Employment Terms, Termination of Employment and Change-In-Control Arrangements

     The Company entered into agreements (the “Agreements”) with its Named Executive Officers whereby in the event that there is a “change of control” of the Company (which is defined in the Agreements to include, among other things, a merger or sale of all or substantially all of the assets of the Company or a reconstitution of the Company’s Board) and, within 18 months of the change of control, there is an “Involuntary Termination” of such executives’ employment, then the executives are entitled to specified severance compensation and benefits. The Agreements define “Involuntary Termination” to include, among other things, any termination of the employee by the Company without “cause” or a significant reduction of the employee’s duties without such employee’s express written consent.

     For the CEO, the principal severance benefits are as follows: (1) 300% of the CEO’s then established base compensation; (2) 300% of the average of the CEO’s actual annual bonuses received over the previous two (2) years; (3) payment of COBRA premiums for twelve (12) months; (4) vesting of any unvested equity-based compensation award then held by the CEO; and (5) if applicable, a gross-up payment in the amount of any excise tax incurred by the CEO as a result of the benefits received under the Agreement. For the other Named Executive Officers the principal benefits are: (1) 200% of the officer’s then established base compensation; (2) 200% of the average of the officer’s actual annual bonuses received over the previous two (2) years; (3) payment of COBRA premiums for twelve (12) months; (4) vesting of any unvested equity-based compensation award then held by the officer; and (5) if applicable, a gross-up payment in the amount of any excise tax incurred by the officer as a result of the benefits received under the Agreement. The purpose of the Agreements is to ensure that the Company will have the continued dedication of its officers by providing such individuals with compensation arrangements that are competitive with those of other corporations, to provide sufficient incentive to the individuals to remain with the Company, to enhance their financial security, as well as protect them against unwarranted termination in the event of a change of control.

     If Mr. Belluzzo is constructively terminated or involuntarily terminated by the Company other than for “cause”, he will receive a payment in the amount of 18 months base salary. If Mr. Belluzzo leaves the Company within four (4) years of his start date of September 3, 2002, he must repay his $1,000,000 real estate compensation supplement, less $250,000 for each year of employment; provided that should he leave pursuant to a constructive termination or an involuntary termination (other than for “cause”), the repayment will be determined as if Mr. Belluzzo had been employed by the Company for an additional twelve (12) months following his termination date.

     In connection with the termination of Mr. Gannon as the Company’s President and Chief Operating Officer on May 27, 2005, the Company entered into an agreement to pay Mr. Gannon $500,010 in cash in a single lump sum and $123,067.50 in cash, representing the cash value of his unvested restricted stock valued as of the termination date. In addition, the vesting of his unvested stock options has been accelerated by 12 months and the exercise period for his vested stock options was extended to May 26, 2006. He is also entitled to receive relocation assistance through June 2006 in an amount currently estimated to be $107,658. In accordance with the terms of a forgivable loan that Quantum had granted to Mr. Gannon on October 18, 2001, Quantum released Mr. Gannon from any obligation to repay the outstanding principal portion of and interest accrued on this loan in the total amount of $31,000.

     In connection with the termination of Mr. Kreigler’s employment as the Company’s Senior Vice President and General Manager of the Storage Systems business unit on June 1, 2005, the Company entered into an agreement to pay Mr. Kreigler $304,500 in a single lump sum.

     In connection with the hiring of Howard L. Matthews III as the Company’s President and Chief Operating Officer as of June 1, 2005, Quantum entered into an employment offer letter with Mr. Matthews pursuant to which Mr. Matthews receives an annual salary of $350,000 and pursuant to which he received 1,500,000 stock options and 100,000 shares of restricted stock. 25% of the stock options fully vested on June 1, 2006 and the remainder will vest monthly thereafter at the rate of 1/48th of the original grant amount over the following three years. 25% of the restricted stock vested on June 1, 2006 and 25% is scheduled to vest on each of June 1, 2007, June 1, 2008 and June 1, 2009, provided that Mr. Matthews continues to be employed by Quantum on such dates. To assist with commuting expenses, Quantum will also pay Mr. Matthews $25,000 in cash annually. In the event the employment of Mr. Matthews is terminated involuntarily other than for “cause”, where there has not occurred a change of control, he will receive: i) the equivalent of 52 weeks base salary; ii) the equivalent of 12 months benefits coverage; and iii) the greater of a) accelerated vesting of 50% of his unvested stock options and restricted stock, or b) 12 months of accelerated vesting of his unvested stock options and restricted stock. On January 4, 2005, Mr. Matthews entered into a Transaction Bonus and Severance Protection Letter with Certance LLC, which was subsequently acquired by Quantum. Pursuant to this agreement, Mr. Matthews received a cash transaction bonus of $410,072 and severance benefits of $900,000 due to the termination of his employment with Certance LLC.

     In connection with the hiring of Mr. Hayes as Chief Financial Officer as of July 1, 2004, Quantum and Mr. Hayes entered into an employment offer letter pursuant to which Mr. Hayes receives an annual salary of $350,000 and pursuant to which he received 400,000 stock options and 100,000 shares of restricted stock. 25% of the stock options vested on July 1, 2005 and the remainder vests monthly thereafter at the rate of 1/48th of the original grant amount over the following three years. 50% of the restricted stock vested on July 1, 2004, 25% vested on July 1, 2005 and the remaining 25% vested on July 1, 2006. In the event the employment of Mr. Hayes is terminated involuntarily where there has not occurred a change of control, he will receive: i) the equivalent of 52 weeks base salary; ii) the equivalent of 12 months benefits coverage; and iii) the greater of a) accelerated vesting of 50% of his unvested stock options and restricted stock, or b) 12 months of accelerated vesting of his unvested stock options and restricted stock.

REPORT OF THE LEADERSHIP AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS1

Introduction

     The Leadership and Compensation Committee (the “Committee”) of the Board of directors consists of Edward M. Esber, Jr., John M. Partridge and Elizabeth A. Fetter. Mary Agnes Wilderotter served on the Committee until her resignation from the Board on March 1, 2006. Mr. Esber serves as Chairman of the Committee. None of these individuals had any interlocking relationships and all qualify as “outside directors” and “nonemployee directors” as defined by the Internal Revenue Code and the Securities Exchange Act of 1934, respectively. During fiscal year 2006 the Committee met six times.

     The Committee has responsibility for annually reviewing and approving the Company’s total compensation philosophy, strategy and practices and administering the Company’s executive compensation plans and stock incentive plans. The Committee reviews the Company’s strategy and practices relating to the retention, development, performance and succession of its employees and approves all compensation actions for the Company’s executive officers including all Named Executive Officers. The Company’s Human Resource organization and independent compensation consultants provide support to the Committee.

____________________
1     This report of the Leadership and Compensation Committee of the Board of Directors shall not be deemed “soliciting material,” nor is it to be filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933, or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     A more complete description of the Committee’s charter and responsibilities may be found on the Company’s website. The Internet address for the website is http://www.quantum.com, where the charter may be found by clicking “Investors” from the home page and selecting “Corporate Governance.”

General Total Compensation Philosophy

     The objectives of the Company’s total compensation philosophy are to:

  Enable the achievement of the Company’s long and short term strategic goals

  Attract and retain the best talent needed to accomplish those strategies

  Ensure compensation levels are competitively benchmarked against a peer group

  Provide a strong link between pay and performance on both an individual and Company level

  Align long term incentives with stockholders’ interests

  Take into consideration economic and market conditions

     This philosophy applies to all employees, with a more significant level of variability and compensation at risk as an employee’s level of responsibility increases. The Company incorporates these objectives in the design of the following components:

  Base salary

  Performance-based short-term incentives

  Periodic grants of stock-based compensation, such as stock options and/or restricted stock which have performance-based and/or time-based vesting requirements

  Discounted Company stock through a tax-qualified employee stock purchase plan

  Health and welfare benefits

  Retirement benefits

Executive Total Compensation Methodology

     A considerable amount of the Committee’s work relates to the determination of total compensation for the Company’s Chief Executive Officer (CEO) and the other executive officers.

     Total compensation for the Company’s CEO and other executive officers includes those components offered to the general employee population, as well as executive perquisites, change in control agreements and participation in the Company’s non-tax qualified deferred compensation plan.

     Each year, the Committee benchmarks its compensation pay practices and determines the compensation levels for its executive officers using a group of peer companies.

     For each Named Executive Officer, the Committee uses compensation data provided by its independent compensation consultants, derived from a group of selected peer companies. For fiscal year 2006, this peer group was comprised of twenty-one companies of similar industry, business focus, financial performance, state of growth and size. The Committee relies on its independent compensation consultants to determine the peer group for the Company, which is officially reviewed and approved by the Committee on an annual basis. For other executive officer positions, the Committee considers third-party survey data selected according to similar criteria as the peer group.

     In addition, the Committee and management annually determine the appropriate use of stock-based compensation, balancing these factors against financial considerations, such as the projected impact on stockholder dilution and the projected expense.

     It is the Company’s practice to target its executive total compensation package to approximate the median percentile total compensation package of similarly positioned executive officers in the Company’s peer group. The Company’s performance, as measured against corporate financial performance targets, will determine annual compensation levels.

Named Executive Officer Total Compensation Components

     The principal components of the total compensation for the Named Executive Officers are described below:

Base Salary

     Base salaries for each of the Named Executive Officers are set by the Chief Executive Officer, in consultation with the Committee, after considering factors such as position, responsibility, competitive environment, corporate size, corporate performance, overall experience and individual performance.

     Base salaries are reviewed annually and adjusted as necessary to recognize outstanding individual performance, promotions and competitive levels. Base salaries paid to the Named Executive Officers are reflected in the Summary Compensation Table of this Proxy Statement.

Short-Term Incentive Compensation

     All of Quantum’s executive officers, including the Named Executive Officers, but excluding the CEO, participate in the Quantum Incentive Plan (“the Incentive Plan”). The purpose of the Incentive Plan is to motivate and reward the achievement of Company objectives that create stockholder value and provide competitive compensation. Under the Incentive Plan, each of the Named Executive Officers is eligible to earn a bonus up to an established percentage (40-70%) of annual base salary, depending upon achievement of specific performance goals. The Incentive Plan may be based upon one or more of the following performance measures: earnings per share, net income, operating cash flow, pre-tax net income, return on assets, return on equity, return on sales, revenue, non-GAAP operating income or total stockholder return. Bonuses are payable in cash under the Incentive Plan only if the minimum performance goals approved by the Committee at the beginning of the performance period are achieved.

     For fiscal year 2006, the Committee selected non-GAAP operating income as the financial performance measure for the Incentive Plan participants. While the specific non-GAAP operating income performance goals were not fully achieved, the Company did achieve a minimum level of performance against those goals and, in accordance with the Incentive Plan guidelines, limited bonus payments were awarded to certain of the executive officers who made significant contributions towards the achievement of the Company’s long-term strategic objectives. Information about the bonuses paid to the Named Executive Officers for fiscal year 2006 is shown in the Summary Compensation Table of this Proxy Statement.

Long-Term Incentive Compensation

     A key component of the total compensation package for the Company’s Name Executive Officers is in the form of stock-based compensation. The Company’s 1993 Long-Term Incentive Plan (“LTIP”) provides long-term incentive compensation for employees of the Company, including each of the Named Executive Officers.

     The primary objective of the LTIP is to align the interests of employees with those of stockholders by providing them with significant equity interests in the Company, thereby providing incentive to maximize stockholder value. The LTIP also utilizes vesting periods to encourage retention and to reward long-term commitment to the Company. The Committee is responsible for determining, subject to the terms of the plan, the size of the stock pool used each year. In addition, the Committee reviews and approves all individual employee grants, the timing of those grants, the exercise price and the number of shares subject to each grant. In fiscal year 2006, each option granted was granted at the market value of the underlying Common Stock on the date of the grant. All options have a seven-year term and generally vest over a four-year period based upon continued employment.

     For fiscal year 2006, the Committee continued the Company’s long-term incentive philosophy of utilizing a mix of stock options and restricted stock.

     For fiscal year 2006, a mix of stock options and restricted stock were awarded to each of the Named Executive Officers. In determining the size of the awards, the Committee considered the value of grants awarded to executive officers in comparable positions at peer group companies, the Company’s and the individual executive officer’s performance against plan, currently outstanding equity awards and the projected impact on stockholder dilution.

     The Committee did not continue the use of the Key Performance Leadership Bonus Plan (“Bonus Plan”) for certain Named Executive Officers in fiscal year 2006.

Employee Stock Purchase Plan

     The Company offers the ability for all employees to acquire the Company’s stock through a tax-qualified employee stock purchase plan. This plan allows employees to purchase the Company stock at a 15% discount to the market price.

Health and Welfare Benefits

     The Company offers health, welfare and other benefit programs to all employees. The Company shares the cost of health and welfare benefits with its employees, the cost of which is dependent on the level of coverage an employee elects. The health and welfare benefits offered to employees are the same as those offered to each of the Named Executive Officers.

Retirement Benefits

     The Company offers retirement benefits to its US-based employees through a tax-qualified 401(k) Savings Plan. The Company also has a non-tax qualified deferred plan which allows select employees to contribute a portion of their base salary and short term incentives to an irrevocable trust for the purposes of deferring federal and state income taxes. Employees direct their own investments in these retirement plans, which do not include Company stock. For employees outside the United States, the Company offers similar retirement benefits that are consistent with local market practices. Each of the Named Executive Officers is able to participate in the Company’s non-qualified deferred compensation plan, in addition to the Company’s 401(k) plan. Information about the retirement benefits paid to each of the Named Executive Officers is shown on the Summary Compensation Table of this Proxy Statement.

Perquisites

     The Company offers company-paid financial counseling and tax preparation services to all vice presidents, including each of the Named Executive Officers. The Company does not own or use non-commercial aircraft on a time-share or rental basis. Additionally, the Company has not entered into any new loan arrangements with any of its Named Executive Officers.

Change in Control Agreements

     In accordance with the Company’s policy, in April 2005, the Company entered into change in control agreements with all vice presidents, including each Named Executive Officer, to provide protection upon involuntary termination following a change in control. These agreements replaced similar agreements that expired at that time. Details about the benefits under the change in control agreements are reflected in the section of this Proxy Statement, entitled, “Employment Terms, Termination of Employment and Change-In-Control Arrangements.”

Chief Executive Officer Performance and Total Compensation

     Mr. Belluzzo is formally evaluated in his role as Chairman and CEO of the Company. The Committee, together with all the other directors, established and approved the performance criteria and objectives used to evaluate Mr. Belluzzo’s fiscal year 2006 performance. A variety of factors are used to evaluate Mr. Belluzzo’s performance, including Company performance, leadership, strategic planning, management succession planning and his external/customer relationships.

     Annually, the Committee and the lead independent director lead the review of Mr. Belluzzo’s performance and discuss the evaluation results with him.

     The process of determining the total compensation for Mr. Belluzzo and the factors taken into consideration in such determination are generally the same as the process and factors used in determining the compensation of all other Named Executive Officers.

     For fiscal year 2006, the Committee increased Mr. Belluzzo’s base salary from $600,000 per year to $650,000 per year. The Committee believes this pay level to be competitive, appropriate and reasonable, based on industry compensation benchmarks and related data.

     Mr. Belluzzo does not participate with the other Named Executive Officers in the Incentive Plan. The Committee has established a separate bonus plan for Mr. Belluzzo. For fiscal year 2006, the Committee maintained Mr. Belluzzo’s bonus target under this bonus plan at 100% of his base salary. The Committee believes Mr. Belluzzo’s total target cash compensation opportunity is currently in line with competitive market practices.

     When setting bonus targets for Mr. Belluzzo, the Committee develops and approves specific performance measures and goals. Bonuses are paid only if the performance goals that the Committee sets at the beginning of the fiscal year (or other performance period selected by the Committee) are achieved. For fiscal year 2006, the Committee selected non-GAAP net income as the financial performance measure for Mr. Belluzzo, along with certain individual performance objectives. Mr. Belluzzo’s actual bonus is determined according to a formula the Committee develops at the time the Committee sets the performance goals, based on the level of achievement against those performance goals. For fiscal year 2006, the net income goal was not achieved and therefore Mr. Belluzzo did not receive a bonus payment.

     A key component of Mr. Belluzzo’s total compensation package is in the form of stock-based compensation. The process of determining any stock awards for Mr. Belluzzo is generally the same as the process and factors used in determining that for each of the Named Executive Officers.

     In fiscal year 2004, Mr. Belluzzo was granted an option to purchase 2,000,000 shares of Company stock at an exercise price of $3.78 per share, with 50% of those options to vest monthly over four years and the remaining 50% to vest monthly over 2 years. While the grant was intended to cover fiscal years 2005, 2006 and 2007, the Committee will continue to make decisions on Mr. Belluzzo’s total compensation package to ensure that it is reasonable, retentive and aligned with the Company’s strategies and objectives. No further stock was granted to Mr. Belluzzo in fiscal year 2006.

     Information about total compensation paid to Mr. Belluzzo is reflected in the Summary Compensation Table of this Proxy Statement.

Discretion

     From time to time and on a discretionary basis, the Company may award long-term incentives to reward outstanding performance or encourage retention. The Committee will continue to have discretion as to whether short-term or long-term incentives for the Company’s Names Executive Officers will be paid in cash, stock options, restricted stock, restricted stock units or a combination thereof. The Committee also retains discretion to modify the level of any award as appropriate.

Tax Deductibility of Executive Compensation

     Under Section 162(m) of the Internal Revenue Code, the Company generally receives a federal income tax deduction for compensation paid to any of its Named Executive Officers only if the compensation is less than $1,000,000 or is “performance based” under Section 162(m). Mr. Belluzzo’s bonus plan, the Incentive Plan, and the 1993 Long-Term Incentive Plan have been designed to permit the Committee to pay compensation that will qualify as “performance-based” compensation under Section 162(m). Thus, the Company may continue to receive a federal income tax deduction for such compensation. The Committee retains the discretion to pay non-deductible compensation to the extent consistent with the Company’s interests and taking into consideration the financial effects such actions may have on the Company.

Conclusion

     The Committee believes that the Company’s total compensation philosophy and leadership development programs:

  Align with the interests of the Company and stockholders

  Link compensation directly to corporate performance

  Assist in attracting and retaining experienced and talented executives

  Are reasonable and effective

     The Committee will continue to monitor the Company’s philosophy and programs to ensure effectiveness, appropriateness and alignment with the Company’s corporate performance.

          Submitted by Members of the Leadership and Compensation Committee:

Edward M. Esber, Jr., Chairman
Elizabeth Fetter
John M. Partridge

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS2

     The Audit Committee was established primarily to: i) provide oversight of Quantum’s accounting and financial reporting processes and the audit of Quantum’s financial statements; and ii) assist the Board of Directors in the oversight of: (a) the integrity of Quantum’s financial statements; (b) Quantum’s compliance with legal and regulatory requirements; (c) the independent registered public accounting firm’s performance, qualifications and independence; and (d) the performance of Quantum’s internal audit function.

     The Audit Committee is composed solely of independent directors, as defined in the applicable New York Stock Exchange and SEC Rules. It is governed by a written charter (the “Charter”) adopted and approved by the Board, a copy of which may be found on our website located at http://www.quantum.com, by clicking “Investors” from the home page and selecting “Corporate Governance.” Our Board has determined that Alan L. Earhart is an audit committee financial expert as defined by SEC rules.

     In accordance with Audit Committee policy and the requirements of law, all services to be provided by the Company’s independent registered public accounting firm, Ernst & Young LLP (“E&Y”), are pre-approved by the Audit Committee. This is to avoid potential conflicts of interest that could arise if the Company received specified non-audit services from its auditing firm. Annually, the Audit Committee pre-approves appropriate audit, audit-related and tax services (which are listed on a general approval schedule) that E&Y may perform for the Company. Where such services are expected to require more than ten hours of billable E&Y senior partner (or the equivalent) time, the Company must notify the Audit Committee of E&Y’s performance of such services. For all services to be performed by E&Y that are not specified in the general pre-approval schedule, the Company must obtain specific engagement approval from the Audit Committee for such services in advance. The Audit Committee has delegated to a subcommittee (comprised solely of members of the Audit Committee) the authority to receive all notifications and requests relating to E&Y’s performance of services for the Company. The Audit Committee will review and make changes to the services listed under the general approval schedule on an annual basis and otherwise from time to time as necessary.

     The Audit Committee, after appropriate review and discussion, determined that it had fulfilled its responsibilities under the Charter this year. The Audit Committee has reviewed and discussed the Consolidated Financial Statements for fiscal year 2006 with management and the Company’s independent registered public accounting firm; and management represented to the Audit Committee that Quantum’s Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles. This review included a discussion with management of the quality, not merely the acceptability, of Quantum’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Quantum’s Consolidated Financial Statements. The Audit Committee discussed with the Company’s independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”, including the independence of the independent registered public accounting firm. The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”. In reliance on these views and discussions, and the report of the Company’s independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited Consolidated Financial Statements in Quantum’s Annual Report on Form 10-K for the year ended March 31, 2006 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Alan L. Earhart, Chairman
Edward M. Esber, Jr.
Steven C. Wheelwright

____________________
2    This report of the Audit Committee of the Board of Directors shall not be deemed “soliciting material,” nor is it to be deemed filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table shows the fees billed for various professional services by E&Y for fiscal years 2006 and 2005:

Amounts in thousands	Fiscal Year

	2006	2005

Audit Fees (1)	$2,385	$3,020
Audit-related Fees (2)	17	127
Tax Compliance Fees (3)	252	265
Tax Consulting Fees (3)	69	185

Total	$2,723	$3,597

(1)	Audit fees include the audit of Quantum’s annual financial statements, review of financial statements included in Quantum’s Quarterly Reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with foreign statutory and regulatory filings or engagements for those fiscal years and include services in connection with assisting the Company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations. Audit fees also include advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, including the application of proposed accounting rules, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” containing observations and discussions on internal control matters.

(2)	This category consists of assurance and related services performed by E&Y that are reasonably related to the performance of the audit or review of Quantum’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category are for acquisitions.

(3)	This category consists of professional services rendered by E&Y for tax compliance and tax consulting. The tax compliance services principally include preparation and/or review of various tax returns, assistance with tax return supporting documentation, and tax return audit assistance. The tax consulting services principally include advice regarding mergers and acquisitions, international tax structure, and other strategic tax planning opportunities.

Representatives of E&Y attended all regular meetings of the Audit Committee in fiscal year 2006.

PERFORMANCE GRAPH(3)

     The following graph compares the cumulative total return to stockholders of the Company’s Common Stock at March 31, 2006, for the period since March 31, 2001, to the cumulative total return over such period of (i) the NASDAQ Stock Market (U.S.) Index, and (ii) the S & P Computer Storage & Peripherals Index. The graph assumes the investment of $100 on March 31, 2001 in Common Stock and in each of the indices listed on the graph and reflects the change in the market price of the Common Stock relative to the changes in the noted indices at March 31, 2002, March 31, 2003, March 31, 2004, March 31, 2005, and March 31, 2006. The performance shown below is based on historical data and is not indicative of, nor intended to forecast, future price performance of the Common Stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG QUANTUM CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE S & P COMPUTER STORAGE & PERIPHERALS INDEX

* $100 invested on 3/31/01 in stock or index-including reinvestment of dividends. Fiscal year ending March 31.

Copyright © 2006, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

3	This section is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of June 1, 2006 certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) each of the Named Executive Officers and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the business address for the beneficial owners listed below is 1650 Technology Drive, Suite 700, San Jose, CA 95110.

			Approximate
	Number of Shares		Percentage of
Name	Beneficially Owned (1)		Shares Owned (2)
Elm Ridge Capital Management, LLC	10,126,775	(3)	5.36%
3 West Main Street, 3rd Floor
Irvington, NY 10533
Legg Mason, Inc.	16,030,849	(4)	8.48%
100 Light Street
Baltimore, MD 21202-1099
Noonday Asset Management, L.P.	11,058,853	(5)	5.85%
227 West Trade Street, Suite 2140
Charlotte, NC 28202
NWQ Investment Management Company, LLC	32,718,524	(6)	17.32%
2049 Century Park East, 4th Floor
Los Angeles, CA 90067
Private Capital Management, Inc	39,949,569	(7)	21.14%
8889 Pelican Bay Blvd., Suite 500
Naples, FL 34108
Richard E. Belluzzo	3,541,787	(8)	1.87%
Michael A. Brown	94,783	(9)	*
Thomas S. Buchsbaum	0	(10)	*
Anthony E. Carrozza	494,982	(11)	*
Alan L. Earhart	63,997	(12)	*
Edward M. Esber, Jr.	224,829	(13)	*
Elizabeth A. Fetter	4,372	(14)	*
Edward J. Hayes, Jr.	396,000	(15)	*
Howard L. Matthews, III	506,250	(16)	*
John M. Partridge	22,496	(17)	*
Steven C. Wheelwright	132,947	(18)	*
Jim L. Wold	215,380	(19)	*
All directors and executive officers as a group (16 persons)	6,903,173	(20)	3.65%

____________________
(*) Less than 1%.

(1)

Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company’s knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2)

Applicable percentage ownership is based on 188,950,866 shares of Common Stock outstanding as of June 1, 2006. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days after June 1, 2006, are considered beneficially owned by the holder, but such shares are not deemed outstanding for computing the percentage ownership of any other person.

(3)

Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2006. Elm Ridge Capital Management LLC is a limited liability company. Ronald Gutfleish is affiliated with Elm Ridge Capital Management LLC. Each of Mr. Gutfleish and Elm Ridge Capital Management LLC have shared voting and dispositive power with respect to all such shares. Mr. Gutfleish disclaims beneficial ownership of the shares except to the extent of his pecuniary interest in such shares.

(4)

Information is based on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006 by CAM North America, LLC, Salomon Brothers Asset Management Inc. and Smith Barney Fund Management LLC, all affiliated companies of Legg Mason, Inc, which purchased Citigroup Global Markets Inc.’s Asset Management division effective December 1, 2005.

(5)

Information is based on a Schedule 13G filed with the Securities and Exchange Commission on March 16, 2006 by Noonday Asset Management, L.P., a Delaware limited partnership and certain of its affiliates.

(6)

Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on May 24, 2006 by NWQ Investment Management Company, LLC, an investment advisor and a Delaware limited liability corporation. NWQ states in such filing that the securities of the Company reported on such Schedule 13G/A are beneficially owned by clients of NWQ Investment Management Company, LLC.

(7)

Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2006 by Private Capital Management, L.P., a Delaware limited partnership (“PCM”), Bruce S. Sherman, the Chief Executive Officer of PCM, and Gregg J. Powers, President of PCM. PCM, Mr. Sherman and Mr. Powers have shared voting power and shared dispositive power with respect to all 39,949,569 shares. Of these shares, Mr. Sherman and Mr. Powers disclaim beneficial ownership of those shares held by PCM’s clients and managed by PCM. Mr. Sherman and Mr. Powers disclaim the existence of a group.

(8)	Represents 32,529 shares of Common Stock and 3,509,258 shares subject to Common Stock options that were exercisable at June 1, 2006 or within sixty (60) days thereafter.

(9)

Represents 73,785 shares of Common Stock, of which 2,782 shares are restricted shares, and 20,998 shares subject to Common Stock options that were exercisable at June 1, 2006 or within sixty (60) days thereafter. The restricted shares are scheduled to fully vest on September 13, 2006, provided that Mr. Brown continues to be a director of the Company at that time.

(10)	None of the granted Common Stock options were exercisable at June 1, 2006, or within sixty (60) days thereafter.

(11)

Represents 55,671 shares of Common Stock, of which 28,250 are restricted shares, and 439,311 shares subject to Common Stock options that were exercisable at June 1, 2006 or within sixty (60) days thereafter. The restricted shares are scheduled to vest as follows: 8,813 shares on each of July 1, 2006 and July 1, 2007 and 5,312 shares on each of July 1, 2008 and July 1, 2009, provided that Mr. Carrozza continues to be employed by Quantum on such dates.

(12)

Represents 9,622 shares of Common Stock, of which 3,279 shares are restricted shares, and 54,375 shares subject to Common Stock options that were exercisable at June 1, 2006 or within sixty (60) days thereafter. The restricted shares are scheduled to fully vest on September 13, 2006, provided that Mr. Earhart continues to be a director of the Company at that time.

(13)

Represents 52,073 shares of Common Stock, of which 4,273 shares are restricted shares, and 172,756 shares subject to Common Stock options that were exercisable at June 1, 2006 or within sixty (60) days thereafter. The restricted shares are scheduled to fully vest on September 13, 2006, provided that Mr. Esber continues to be a director of the Company at that time. The Esber Family Trust holds 40,000 shares.

(14)

Represents 4,372 shares of Common Stock, of which 2,186 shares are restricted shares. The restricted shares are scheduled to fully vest on September 13, 2006, provided that Ms. Fetter continues to be a director of the Company at that time.

(15)

Represents 108,500 shares of Common Stock, of which 33,500 are restricted shares, and 287,500 shares subject to Common Stock options that were exercisable at June 1, 2006 or within sixty (60) days thereafter. The restricted shares are scheduled to vest as follows: 27,125 shares on July 1, 2006 and 2,125 shares on each of July 1, 2007, July 1, 2008 and July 1, 2009, provided that Mr. Hayes continues to be employed by Quantum on such dates.

(16)

Represents 100,000 shares of Common Stock, of which 75,000 are restricted shares, and 406,250 shares subject to Common Stock options that were exercisable at June 1, 2006 or within sixty (60) days thereafter. The restricted shares are scheduled to vest as follows: 25,000 shares on each of June 1, 2007, June 1, 2008 and June 1, 2009, provided that Mr. Matthews continues to be employed by Quantum on such dates.

(17)

Represents 6,559 shares of Common Stock, of which 3,279 shares are restricted shares and 15,937 shares subject to Common Stock options that were exercisable at June 1, 2006 or within sixty (60) days thereafter. The restricted shares are scheduled to fully vest on September 13, 2006, provided that Mr. Partridge continues to be a director of the Company at that time.

(18)	Represents 10,616 shares of Common Stock, of which 3,776 shares are restricted shares and 122,331 shares subject to Common Stock options that were exercisable at June 1, 2006 or within sixty (60) days thereafter. The restricted shares are scheduled to fully vest on September 13, 2006, provided that Mr. Wheelwright continues to be a director of the Company at that time.

(19)	Represents 45,173 shares of Common Stock, of which 28,250 are restricted shares, and 170,207 shares subject to Common Stock options that were exercisable at June 1, 2006 or within sixty (60) days thereafter. The restricted shares are scheduled to vest as follows: 5,313 shares on each of July 1, 2006 and July 1, 2007, 5,312 shares on each of July 1, 2008 and July 1, 2009, and 3,500 shares on each of January 25, 2007 and January 25, 2008, provided that Mr. Wold continues to be employed by Quantum on such dates.

(20)	Represents 695,339 shares of Common Stock, some of which are restricted shares, and 6,207,834 shares subject to Common Stock options that were exercisable at June 1, 2006 or within sixty (60) days thereafter.

CERTAIN TRANSACTIONS

     The Company has entered into indemnification agreements with its executive officers, directors and certain significant employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party.

     The Company has entered into agreements with its Non-Management Directors whereby in the event that there is a “change of control” of the Company (which is defined in the agreements to include, among other things, a merger or sale of all or substantially all of the assets of the Company or a reconstitution of the Company’s Board) and, within 18 months of the change of control, the Director’s performance of services as a Board member terminates other than as a result of death or Disability (as defined in the Agreement), then, to the extent that any portion of any equity-based compensation awards held by such Director is not vested at the time of termination, all such unvested awards will automatically vest.

     Please also see the disclosure under the Section “Employment Terms, Termination of Employment and Change-In-Control Arrangements” of this Proxy Statement.

COMMUNICATING WITH THE COMPANY

We have from time-to-time received calls from stockholders inquiring about the available means of communication with the Company. If you would like to receive information about the Company, without charge, you may use one of these convenient methods:

(1)	To view the Company’s website on the Internet, use the Company’s Internet address located at www.quantum.com. The Company’s website includes product, corporate and financial data, job listings, recent earnings releases, a delayed stock price quote, and electronic files of this Proxy Statement and the Company’s Form 10Ks, Form 10Qs, and Annual Reports to Stockholders. Internet access has the advantage of providing you with recent information about the Company throughout the year. The Company’s Code of Business Conduct and Ethics and the Company’s Corporate Governance Principles can also be found on the Company’s website at http://www.quantum.com, by clicking “Investors” from the home page and selecting “Corporate Governance.” Requests to receive by mail a free copy of printed financials and of the Company’s Code of Business Conduct and Ethics and its Corporate Governance Principles can also be submitted by contacting the Company’s Investor Relation Department at the address stated below or on-line by visiting the Company’s website at http://www.quantum.com, where the request form may be found by clicking “Investors” from the home page and selecting “Contact Investor Relations.”

(2)	To reach our Investor Relations Department, please call or send correspondence to:

Quantum Corporation Attention: Investor Relations Department 1650 Technology Drive Suite 700 San Jose, CA 95110

Tel (local): 408-944-4450 Fax: 408-944-6544 Email: IR@quantum.com

OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. Any proposal that a stockholder intends to submit for consideration at the Annual Meeting must be received by the Secretary of the Company not later than the close of business on the tenth day following the mailing date of this Notice. Any such submission must include the information specified in the Company’s Bylaws. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

BY THE ORDER OF THE BOARD OF DIRECTORS

Shawn D. Hall
Dated: July 11, 2006	Vice President, General Counsel and Secretary

C/O ADP
51 MERCEDES WAY
EDGEWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Quantum Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Quantum Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	QUCRP1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY VOTING CARD IS VALID ONLY WHEN SIGNED AND DATED.

 QUANTUM CORPORATION

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

Vote On Directors

1.

Proposal to elect 01) Richard E. Belluzzo, 02) Michael A. Brown, 03) Thomas S. Buchsbaum, 04) Alan L. Earhart, 05) Edward M. Esber, Jr., 06) Elizabeth A. Fetter, 07) John M. Partridge and 08) Steven C. Wheelwright to the Board of Directors.

Vote On Proposal				For	Against	Abstain

2.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2007.			☐	☐	☐

3.	In their discretion, upon such other matters that may properly come before the meeting or any adjournments or postponements thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check the box to the right and indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check the box unless you want to exercise cumulative voting.

	☐	Include your title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership. All joint owners must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

QUANTUM CORPORATION

Annual Meeting of Stockholders — August 28, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder(s) of Quantum Corporation, a Delaware Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated July 11, 2006, and hereby appoint(s) Richard E. Belluzzo and Shawn D. Hall, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Quantum Corporation, to be held August 28, 2006 at 9:00 a.m., Pacific Daylight Time, at Quantum's corporate headquarters at 1650 Technology Drive, San Jose, CA 95110, and at any adjournments or postponements thereof, and to vote (including cumulatively, if required) all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

IF YOU VOTE BY TELEPHONE OR BY INTERNET, DO NOT MAIL THE PROXY CARD. YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE IN THE SAME MANNER AS IF YOU VOTED YOUR PROXY CARD EXCEPT FOR THE CUMULATIVE VOTING FEATURE APPLICABLE TO THE ELECTION OF DIRECTORS, WHICH IS ONLY AVAILABLE BY VOTING THE PROXY CARD.

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side)

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)